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                                                                   EXHIBIT 3.1.1

                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION

Pursuant to the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.    The name of the corporation is Rnethealth.com, Inc.

2. The following Articles of Amendment was adopted on August 14, 2000, as prescribed by the Colorado Corporation Act, in the following manner:

      Such amendments were adopted by a vote of the shareholders at the annual meeting of the shareholders held on August 14, 2000. The number of shares voted for the amendment was sufficient for approval.

3. The Articles of Incorporation are amended to change the name of the corporation. Article I of the Articles of Incorporation shall be amended in full to read:

      THE NAME OF THE CORPORATION IS RNETHEALTH, INC.

4. The Articles of Incorporation are further amended to change the number of shares of Common Stock of the Corporation. Section 2.1 of Article II of Articles of Incorporation shall be amended in full to read:

      AUTHORIZED CAPITAL (a) THE AGGREGATE NUMBER OF SHARES THAT THE CORPORATION SHALL HAVE THE AUTHORITY TO ISSUE IS 60,000,000, EACH HAVING A PAR VALUE OF $0.01.

DATED: August 18, 2000

                                                Rnethealth, Inc.

                                          By:   /s/ WENDY BOROW JOHNSON
                                                -------------------------------
                                                Wendy Borow Johnson
                                                President and Chief Executive
                                                Officer